BGSF, Inc. Announces Fourth Quarter and Fiscal
Year 2020 Financial Results

PLANO, Texas – (March 11, 2021) – BGSF, Inc. (NYSE: BGSF), a leading national provider of workforce solutions, today reported financial results for its fourth quarter and fiscal year ended December 27, 2020.

Q4 2020 Highlights:
•Revenues were $69.7 million, down 3.6% from 2019
•Gross profit was $19.3 million, an increase of 0.6% from 2019, while gross margin increased 1.1% to 27.7% in 2020
•Selling, general and administrative expenses increased $1.3 million, or 9.7% from 2019, due to the addition of our acquisitions in late 2019 and early 2020, offset by reductions in our legacy divisions
•Net income was $2.2 million, or $0.21 per diluted share, down from $2.7 million, or $0.26 per diluted share in 2019
•Adjusted EPS1 was $0.28, down from $0.37 in 2019
•Adjusted EBITDA1 was $4.6 million (6.7% of quarterly revenues), down from $6.3 million (8.7% of quarterly revenues) in 2019
•Availability of $28.9 million under the senior secured revolving credit facility at December 27, 2020
•Days sales outstanding of 58 days vs. 53 days at the end of Q3 2020 and 55 days at the end of 2019

Year-End 2020 Highlights:
•Revenues were $277.9 million, down 5.6% from 2019
•Gross profit was $76.2 million, down 5.5% from 2019, while gross margin remained flat at 27.4% in 2020
•Selling, general and administrative expenses increased $4.4 million, or 7.8% over 2019, due to the addition of our acquisitions in late 2019 and early 2020, offset by reductions in our legacy divisions
•Net income was $1.4 million, or $0.14 per diluted share, which included the impact of an impairment loss on intangible assets of $5.4 million, net of tax, down from net income of $13.2 million, or $1.28 per diluted share in 2019
•Adjusted EPS1 was $1.34, down from $1.68 in 2019
•Adjusted EBITDA1 was $18.7 million (6.7% of annual revenues), down from $26.6 million (9.0% of annual revenues) in 2019
1Non-GAAP financial measure. See reconciliation at end for details.

Sequential Q4 vs. Q3:
•2020 Q4 revenues decreased $1.8 million, or 2.5%, and gross profit decreased $0.4 million or 2.0% vs. 2020 Q3
•2019 Q4 revenues decreased $7.0 million, or 8.9%, and gross profit decreased $3.0 million or 13.4% vs. 2019 Q3

“During a challenging year on several fronts, we leveraged our strategic diversification across client partners, brand solutions and markets to help stabilize the impact on our results. We also accomplished several initiatives to strengthen our business processes, drive operational efficiencies and align our teams to optimize cross-selling opportunities. The recent internal reorganizations are principally finished and should drive better alignment and synergies across our brands. Additionally, we benefited greatly from progress made against our IT roadmap to elevate our digital infrastructure,” said Beth A. Garvey, President and CEO. “Operationally, the Real Estate segment continues to show weakness due to the extended relief on evictions; however, we are well positioned to service what we believe is a growing pent up demand. Our Professional segment showed solid progress early in the quarter but experienced a slowdown due to an extended holiday break and a large project completion. Lastly, the Light Industrial segment continues to impress us with a strong finish to the year, primarily driven by the large move to online shopping across the country. Overall, we took an offensive posture during this unprecedented year, and we have emerged stronger to support our future growth and value creation.”

Conference Call
Interested participants may dial 833-316-0561 (U.S. callers), 412-317-5735 (international callers) or 866-605-3852 (Canada callers) and ask for the BGSF call at 4:30 p.m. ET on March 11, 2021. A replay of the call will be available one hour after the call ends through March 18, 2021. To access the replay, please dial 877-344-7529 (U.S. callers), 412-317-0088 (international callers), or 855-669-9658 (Canada callers) and reference PIN Number 10152379. The live webcast and archived replay are accessible at the investor relations section of the Company’s website at www.bgsf.com.

About BGSF
Headquartered in Plano, Texas, BGSF provides workforce solutions to a variety of industries through its various divisions in IT, Cyber, Finance & Accounting, Creative, Real Estate (apartment communities and commercial buildings), and Light Industrial. BGSF has integrated several regional and national brands achieving scalable growth. The Company was ranked by Staffing Industry Analysts as the 70th largest U.S. staffing company and the 50th largest IT staffing firm in the 2020 updates. The Company’s disciplined acquisition philosophy, which builds value through both financial growth and the retention of unique and dedicated talent within BGSF’s family of companies, has resulted in a seasoned management team with strong tenure and the ability to offer exceptional service to our field talent and client partners while building value for investors. For more information on the Company and its services, please visit its website at www.bgsf.com.

Forward-Looking Statements
The forward-looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements regarding our future financial performance (including any general or specific numerical guidance with respect thereto), the expectations and objectives of our board or management, the impact of the COVID-19 pandemic, including but not limited to the impact of the COVID-19 pandemic on our business, prospects, results of operations, or financial condition or on our vendors or client partners, and our intention or ability to pay future cash dividends. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “estimates,” “should,” “would,” “may,” “might,” “forward,” “will,” “intends,” “continue,” “outlook,” “temporarily,” “progressing,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Hala Elsherbini or Steven Hooser
Three Part Advisors
ir@bgstaffing.com 214.442.0016

Source: BGSF, Inc.

BGSF, Inc.
Non-GAAP Financial Measures

The financial results of BGSF, Inc. are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and the rules of the U.S. Securities and Exchange Commission. To help the readers understand the Company's financial performance, the Company supplements its GAAP financial results with Adjusted EBITDA and Adjusted EPS.

A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows of a company. Adjusted EBITDA and Adjusted EPS are not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, net income per diluted share, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or measure of our liquidity. We believe that Adjusted EBITDA and Adjusted EPS are useful performance measures and are used by us to facilitate a comparison of our operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than measures under GAAP can provide alone. In addition, the financial covenants in our credit agreement are based on EBITDA as defined in the credit agreement.

We define “Adjusted EBITDA” as earnings before interest expense, income taxes, depreciation and amortization expense, transaction fees and other non-capital information technology project expenses (“IT roadmap”) and certain non-cash expenses such as share-based compensation expense that management does not consider in assessing our on-going operating performance.

Reconciliation of Net Income to Adjusted EBITDA

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	December 27, 2020	December 29, 2019	December 27, 2020	December 29, 2019
	(dollars in thousands)
Net income	$2,206	$2,742	$1,441	$13,247
Interest expense, net	338	324	1,584	1,569
Income tax expense	773	1,111	513	4,305
Depreciation and amortization	830	1,188	4,960	4,820
Loss on extinguishment of debt	—	—	—	541
Contingent consideration adjustment	—	—	(76)	—
Impairment losses	—	—	7,240	—
Share-based compensation	219	202	849	953
Transaction fees	9	340	615	434
IT roadmap	272	351	1,563	721
Adjusted EBITDA	$4,647	$6,258	$18,689	$26,590

We define “Adjusted EPS” as diluted earnings per share eliminating amortization expense of intangible assets from acquisitions, contingent consideration gains or losses, and certain specific events, such as transaction fees and the IT roadmap, and certain non-cash expenses, that management does not consider in assessing our on-going operating performance, net of the respective income tax effect.

Reconciliation of Adjusted EPS

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	December 27, 2020	December 29, 2019	December 27, 2020	December 29, 2019

Net income per diluted share	$0.21	$0.26	$0.14	$1.28
Acquisition amortization	0.06	0.09	0.37	0.36
Loss on extinguishment of debt	—	—	—	0.05
Gain on contingent consideration	—	—	(0.01)	—
Impairment losses	—	—	0.70	—
Transaction fees	—	0.03	0.06	0.04
IT roadmap	0.03	0.03	0.15	0.07
Income tax (benefit) expense adjustment	(0.02)	(0.04)	(0.07)	(0.12)
Adjusted EPS	$0.28	$0.37	$1.34	$1.68